Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Steven H. Shapiro (630) 875-7345 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST COMPLETES ACQUISITION OF COVEST BANCSHARES, INC.

ITASCA, IL., DECEMBER 31, 2003 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that it completed its acquisition of CoVest Bancshares, Inc. (Nasdaq: COVB), a $624 million bank holding company with three full-service offices located in the fast-growing northwest Chicago suburbs of Des Plaines, Arlington Heights and Schaumburg. First Midwest paid $27.45 per CoVest share, or approximately $102.5 million in the aggregate.

"We are pleased to have completed the acquisition of CoVest as quickly as we projected," said John O'Meara, President and Chief Executive Officer of First Midwest Bancorp. "The strategically located branches that we acquired from CoVest, together with the acquisition of the O'Hare Financial Center earlier in 2003, rounds out our delivery footprint in the northwest suburbs of Chicago. We expect to use these three new branches as additional selling platforms in those communities for the full range of banking and trust services that we provide to all of our customers."

First Midwest is the premier relationship-based banking franchise in the wealthy and growing suburban Chicago banking markets. As the largest independent bank holding company and one of the overall largest banking companies in the Chicago metropolitan area, First Midwest provides the full range of both business and retail banking, trust and investment management services through 70 offices located in more than 40 communities, primarily in northern Illinois.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2002 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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